CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

Michael E. McCormack II joins CPS Technologies Corporation as

Chief Operating Officer

Norton, Massachusetts, December 14, 2020. CPS Technologies Corporation (NASDAQ: CPSH) today announced that Michael E. McCormack II is joining CPS in the newly created position of Chief Operating Officer (COO), effective January 4, 2021.

Grant Bennett, CEO indicated, “The CPS Board of Directors has been conducting a search for a chief operating officer with the track record of accelerating growth, forming partnerships with customers to create new products, and taking new technology into the marketplace.  Michael fits the bill perfectly – we are delighted he is joining CPS.

CPS today has a compelling and impressive pipeline of opportunities; most of which are in the early stages of commercialization and market penetration.    Michael brings the skills, the drive, and the mindset to accelerate the commercialization and growth of these opportunities.”

Michael McCormack indicated, “I am excited to join CPS where my background in business development and new product expansion is so closely aligned with CPS’ strategic direction, and the opportunities CPS is pursuing.”

Michael joins CPS from AirBoss Defense Group where he was an Executive Vice President responsible for delivering urgently needed Personal Protective Equipment (PPE) to Federal agencies to combat COVID-19.  AirBoss Defense Group previously merged with Critical Solutions International where Michael was CEO.  Prior to that, Michael was the Executive Vice President for Mission Solutions Group responsible for Strategy and Mergers & Acquisitions.  After Mission Solutions Group purchased Marshall Communications Corporation Michael also served as President of Marshall Communications Corporation.

A native of Massachusetts, earlier in his career he was a program manager at General Dynamics Communications Systems in Taunton, Massachusetts, Senior Business Development Manager at Foster-Miller, Inc. of Waltham Massachusetts, and Executive Vice President, Land Systems Division of QinetiQ North America.   He has also held several senior leadership positions in the Massachusetts Army National Guard.

At Foster-Miller and QinetiQ, Michael led the effort to take developments in armor and robotics out of the laboratory, create real products addressing real problems, and build revenue streams of hundreds of millions of dollars.   At Mission Solutions Group, Marshall Communications Corporation and Critical Solutions International, Michael identified opportunities, created partnerships, identified and led mergers and acquisitions, and very successfully sold, marketed, built and specified products into the defense, aerospace and communications markets; these are markets in which CPS has a growing presence.

Michael has a BS degree in Engineering from the US Military Academy at West Point, and master’s degrees from the National Defense University in Washington DC, and the Sawyer School of Management at Suffolk University in Boston.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2020 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.